Exhibit 99.1

ACCO Brands Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2008	2008	2008
Net Sales	$400.0	$414.0	$410.8

Operating costs and expenses:
Cost of products sold	279.1	289.2	285.0
Advertising, selling, general and administrative expenses	103.0	95.1	89.7
Amortization of intangibles	1.9	2.0	1.8
Restructuring charges	5.6	1.6	4.8
Goodwill and asset impairment charges	—	14.1	11.3
Total operating costs and expenses	389.6	402.0	392.6

Operating income	10.4	12.0	18.2

Non-operating expense (income):
Interest expense, net	16.1	15.8	16.8
Equity in (earnings) of joint ventures	(1.7)	(1.8)	(1.9)
Other (income) expense, net	(0.9)	2.4	0.5

Income (loss) from continuing operations before income taxes and minority interest	(3.1)	(4.4)	2.8
Income tax expense (benefit)	(1.0)	1.0	17.6
Minority interest, net of tax	—	0.4	0.2

Loss from continuing operations	(2.1)	(5.8)	(15.0)
Income (loss) from discontinued operations, net of income taxes	0.3	(40.9)	(17.7)
Net loss	$(1.8)	$(46.7)	$(32.7)

Per Share:
Basic earnings (loss) per share:
Loss from continuing operations	$(0.04)	$(0.11)	$(0.28)
Income (loss) from discontinued operations	0.01	(0.75)	(0.33)
Basic earnings (loss) per share	$(0.03)	$(0.86)	$(0.60)

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.04)	$(0.11)	$(0.28)
Income (loss) from discontinued operations	0.01	(0.75)	(0.33)
Diluted earnings (loss) per share	$(0.03)	$(0.86)	$(0.60)

Weighted average number of shares outstanding:
Basic	54.1	54.2	54.2
Diluted	54.1	54.2	54.2

ACCO Brands Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Quarter	Quarter	Quarter	Quarter	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007
Net Sales	$420.8	$439.0	$468.1	$506.9	$1,834.8

Operating costs and expenses:
Cost of products sold	296.3	304.6	324.4	337.0	1,262.3
Advertising, selling, general and administrative expenses	109.2	109.3	103.2	111.8	433.5
Amortization of intangibles	2.0	2.0	2.0	1.9	7.9
Restructuring charges	0.7	2.4	11.3	6.6	21.0
Goodwill and asset impairment charges	—	—	—	2.3	2.3
Total operating costs and expenses	408.2	418.3	440.9	459.6	1,727.0

Operating income	12.6	20.7	27.2	47.3	107.8

Non-operating expense (income):
Interest expense, net	14.9	16.0	16.5	16.7	64.1
Equity in (earnings) of joint ventures	(1.1)	(1.3)	(2.0)	(2.4)	(6.8)
Other (income) expense, net	0.2	(0.3)	(1.1)	0.5	(0.7)

Income (loss) from continuing operations before income taxes and minority interest	(1.4)	6.3	13.8	32.5	51.2
Income tax expense (benefit)	(1.4)	1.4	4.7	11.9	16.6
Minority interest, net of tax	0.1	0.2	0.2	0.1	0.6

Income (loss) from continuing operations	(0.1)	4.7	8.9	20.5	34.0
Income (loss) from discontinued operations, net of income taxes	0.3	(0.2)	(0.2)	(34.8)	(34.9)
Net income (loss)	$0.2	$4.5	$8.7	$(14.3)	$(0.9)

Per Share:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$—	$0.09	$0.16	$0.38	$0.63
Income (loss) from discontinued operations	0.01	—	—	(0.64)	(0.65)
Basic earnings (loss) per share	$—	$0.08	$0.16	$(0.26)	$(0.02)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$—	$0.09	$0.16	$0.37	$0.62
Income (loss) from discontinued operations	0.01	—	—	(0.64)	(0.63)
Diluted earnings (loss) per share	$—	$0.08	$0.16	$(0.26)	$(0.02)

Weighted average number of shares outstanding:
Basic	53.9	54.0	54.0	54.1	54.0
Diluted	53.9	55.1	55.0	54.8	55.0